Exhibit 4.4

THIS NOTE IS A SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  IT MAY NOT BE SOLD, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THIS NOTE IS DATED EFFECTIVE AS OF FEBRUARY 2, 2009

$1,000,000.00
FREEDOM OIL & GAS, INC.
CONVERTIBLE PROMISSORY NOTE

FREEDOM OIL & GAS, INC., a Nevada corporation (the “Company” or “Maker”), for value received, hereby promises to pay to QUANTUM ENERGY & TECHNOLOGIES, LLC (the "Holder" or "Investor"), the principal amount of ONE MILLION DOLLARS ($1,000,000.00), with simple interest on the unpaid balance from the date hereof at the rate of ten percent (10%) per annum.  Interest on this Note shall accrue and shall be payable quarterly, as set forth in Exhibit A, attached hereto and incorporated herein by this reference, until the maturity of this Note.  The principal balance of this Note shall mature and become due and payable, together with any unpaid and accrued interest, on January 31, 2011 (the "Due Date").

Repayment of principal and the interest accruing during the last quarter of the term of this Note shall be made in lawful money of the United States of America to the individuals or entities at the addresses and in the proportions designated by Holder to the Company in writing not later than thirty (30) days prior to the Due Date.  This Note may be prepaid by the Company, in whole or in part, before the Due Date; provided, however, that repayment of this Note may not occur for six (6) months after the date hereof unless all principal, plus six (6) months accrued interest is tendered; thereafter, only accrued interest and principal are due; and provided further, that such prepayment shall be preceded by not less than fifteen (15) days’ prior written notice setting forth the amount to be prepaid and the date of prepayment in order to provide Holder adequate time to convert such amount of repayment into equity pursuant to the terms of herein, which Holder may or may not do within its sole and absolute discretion.  Notwithstanding the foregoing, Maker hereby agrees to execute the 3,000,000 Warrants to purchase Common Stock at an exercise price of $0.33 per share, , attached hereto as Exhibit B, simultaneous upon any prepayment of this Note.  In the event less than all of the principal amount of this Note is prepaid, a new Note may be issued at the Company’s election, representing the unpaid principal amount with the same Due Date on the same terms of this Note.  Failure to pay any sum due hereunder on the date when such payment is due and payable as provided herein shall constitute an “Event of Default.”

1.           Collateral.  This Note is secured by Maker’s pledge of a ten percent (10.0%) leasehold and working interest in the oil & gas leases comprising Utah Overthrust Project (the “Properties”) under Maker’s agreements with Hewitt Energy Group, LLC, as set forth in the Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Production, and Financing Statement (the “Deed of Trust”) between Maker and Holder of even date herewith.  As additional consideration for the loan represented by this Note, Maker agrees to issue to Holder 100,000 Warrants to purchase Common Stock at an exercise price of $2.00 per share, expiring on January 31, 2011, pursuant to a Warrant Agreement, a copy of which is attached hereto as Exhibit C.  Maker agrees to fully cooperate with any additional action reasonably requested by Holder that is necessary in Holder’s sole and absolute discretion to perfect any security interest granted hereby.

2.           Option to Convert Note into Common Stock; Restrictions on Transfer.

2.1  Conversion.  Holder may elect to convert all or any part of the unpaid principal and/or outstanding interest due hereunder into the Common Stock of Freedom Oil & Gas, Inc., for up to 3,000,000 shares, at a price of $0.33 per share (the “Shares”), provided, however, that the exercise of such conversion option as to all or part of the unpaid principal balance shall be deemed to be in lieu of and not in addition to the Company’s obligation to pay the principal amount so converted and the interest then accrued on such converted principal amount.  Upon conversion and issuance the Shares shall be subject to restrictions on transfer under Rule 144 of the Securities Act of 1933, as amended.  As long as the Company is privately-held, until the closing of an initial public offering (IPO) of the Company’s Common Stock, the Shares shall also be subject to the restriction that J. David Gowdy (“Gowdy”), first, and/or the Company, second, shall have a right of first refusal, after receipt of written notice, to match the price and terms of any bona fide acceptance of an offer to sell any Shares by Holder, as more fully set forth in Section 2.2.  Any conversion effected under this Section 2 shall be deemed to have been made immediately prior to 5 P.M. MST on the date of the date of such conversion.  The person or persons entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares on such date.

2.2  In the event Holder receives a written offer to purchase all or any portion of the Shares from an unrelated third party which Holder desires to accept, Holder may do so, provided that: (a) Holder first offers to sell the Shares, or portion thereof, to Gowdy and the Company in the manner set forth below on the same terms and conditions as offered by the third party by delivering a copy of said third party offer to Gowdy and to the Board of Directors (with a cash equivalent value being substituted for any noncash consideration contained in said third party offer), whereupon Gowdy and the Company collectively have 30 days from the date of receipt of such notice to accept said offer in full; (b) if both Gowdy and the Company either decline to exercise their right of first refusal or fail to notify Holder in writing in said 30 days, or otherwise waive their rights hereunder, Holder shall be free to accept the offer of purchase from said third party.

2.3           Notice.  Holder shall send written notice of his election to convert to the Company and the principal amount of the Note being converted, together with instructions for the issuance of the Shares.  The Company shall have 15 days to issue the certificate(s) representing the Shares to Holder.

2.4  “Piggy-back” Registration Rights.  If at any time or from time to time the Company shall determine to register any of its securities, for the account of any officer or director who is a holder of Common Stock, other than:  (i) a registration relating solely to employee benefit plans; or (ii) a registration relating solely to a transaction under Rule 145 under the Securities Act of 1933, the Company will:  (i) give to Holder written notification thereof, including a statement as to whether the offering will involve an underwriting; and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, any shares of Common Stock issued upon conversion of all of part of this Note (referred to in this Section 2.3 as "Registrable Securities") specified in a written request or requests, made by Holder within twenty (20) days after receipt of such written notice from the Company.  However, the Company shall have the right to terminate or withdraw a registration initiated under this Section 2.3 prior to the effectiveness of such registration whether or not Holder has elected to include Registrable Securities in such registration.  If the registration involves an underwriting, the right of Holder to registration is conditioned upon Holder's participation in such underwriting and the inclusion of the Registrable Securities in the underwriting to the extent provided herein.  Holder shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter.  Notwithstanding any other provisions of this Section 5, if such underwriter determines that the marketing factors require a limitation of the number of shares to be underwritten such underwriter may limit the Registrable Securities to be included in such registration.  The Company shall so advise Holder and any other shareholders participating in the underwriting, and the number of shares that may be included shall be allocated amount Holder and the other shareholders in proportion as nearly as practicable, to the respective amounts of securities held by such persons at the time of filing the registration statement.  The Company may round the number of shares allocated to Holder or other shareholder to the nearest one hundred (100) shares.  If Holder or other shareholder disapproves of the terms of such underwriting, it may elect to withdraw therefrom by written notice to the company and to such underwriter.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

2.5  Right of First Refusal to Provide Additional Financing.  Holder shall have the right of first refusal to match the terms and conditions of any bona fide offer (an “Offer”) of additional equity or debt financing received by Maker for a period of ninety (90) days from the date of this Note.  Maker shall provide written notice to Holder of the receipt of an Offer, and Holder shall have three (3) business days (until 5:00 pm of the 3rd business day) to accept and match such Offer, or to decline, by written notice to Maker.  If no such Offer is received and accepted by Holder, during the same 90-day period, Holder shall have the option to offer to Maker up to an additional $2,000,000 convertible debt financing on the same terms and conditions (proportional to such amount), as set forth herein (and as set forth in the Deed of Trust, including but not limited to the security interests granted hereby), and Maker shall have the right to accept or reject such offer in writing within three (3) business days.

2.6  Anti-Dilution.  The Company hereby covenants to provide Holder anti-dilution rights with respect to any Shares that may be issued hereunder, such that the Company will not issue its capital stock (or securities convertible into stock) without receiving fair value for such issuance as determined by the Company’s Board of Directors.  Without limiting the generality of the foregoing, throughout the term hereof, the Company shall provide Holder all opportunities afforded its shareholders under the Company’s Bylaws regarding participating in further offerings and/or issuances of the Company’s capital stock.

3.           Default.

3.1  Events of Default.  In addition to that described elsewhere herein, the following shall constitute an “Event of Default” under this Note:

(a)           Failure of the Company to comply with any other material provision of this Note;

(b)           The Company shall (i) be dissolved, (ii) admit in writing its insolvency or its inability to discharge its obligations as they become due, (iii) adopt any resolution or take any other step in contemplation of bankruptcy, insolvency, receivership, liquidation, suspension or cessation of business or winding up of its affairs, or in contemplation of any proceeding under any law for reorganization, debt adjustment, arrangement, composition, extension or debtor relief, or (iv) make any assignment for the benefit of creditors or voluntarily file any petition in bankruptcy; or

(c)           There shall be filed or brought against the Company and either (i) adjudicated adversely to it, (ii) consented to or acquiesced in by it in any manner, or (iii) not dismissed within sixty (60) days, any petition in bankruptcy or any insolvency, receivership, trusteeship, reorganization, debt adjustment, arrangement, composition, extension, debtor relief, relief, dissolution, liquidation, winding up or any similar proceeding, or any proceeding in which its ability to discharge its obligations as they become due, or its ability or right to continue in business and in possession and management of its property as a going concern under the control of its equityholders, is in issue.

3.2.           Remedies Upon Default.  Upon the occurrence of a default under this Note, the entire principal balance of this Note and all interest and other costs, expenses and charges thereon shall immediately become due and payable upon notice or demand given by Holder.  Upon receiving such notice, the Company shall have thirty (30) days to cure such default (the “Cure Period”).  If the Cure Period expires and the Company has not cured the default that Holder gave the Company notice of, the entire principal balance of this Note and all interest and other costs, expenses and charges thereon shall immediately become due and payable, or, in the alternative, the Company may exercise its rights to convert said amount pursuant to Section 2, above. Holder’s rights provided herein shall be in addition to, and not in limitation of, any and all other rights and remedies available to Holder at law or in equity.

3.3           Notice of Actual or Pending Default.  The Company agrees to provide written notice to Holder should any Event of Default be reasonably foreseen or expected.  Furthermore, the Company agrees to provide written notice immediately upon the actual occurrence of any Event of Default.

4.           Investment Representations by Holder.  Holder represents and warrants that:

4.1  Purchase for Own Account.  This Note is being acquired for Holder's own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an investment vehicle or entity in which Holder owns a majority interest.  Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any third person with respect to the Note and/or the Shares.

4.2.  Disclosure.  Holder has been informed and is aware that an investment in the Note involves a degree of risk and speculation, has been afforded an opportunity to meet with the officers of the Company, to ask and receive answers to any questions about the business and affairs of the Company, and to obtain any additional information that the Company possesses or can acquire without unreasonable effort or expense that Holder deems reasonably necessary to verify the accuracy of information provided.  In the judgment of Holder, he or she has received sufficient information to evaluate the merits and risks of an investment in the Note or the Properties.

4.3.  Risk Evaluation.  On the basis of the review of the information described above, and relying solely thereon and upon the knowledge and experience of Holder in business and financial matters, Holder has evaluated the merits and risks of investment in the Note and/or the Properties and has determined that he or she is both willing and able to undertake the economic risk of this investment.

4.4  Restricted Security.  Holder understands that the Note is a "restricted security" under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Note may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances.  In this connection, Holder represents that Holder, or Holder's counsel, is familiar with Securities and Exchange Commission Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.           Investment Representations by Maker.  Maker represents and warrants that:

5.1           Due Incorporation.  The Maker is duly incorporated and validly existing under the laws of the State of Nevada, and has all necessary authorizations to transaction the business it currently operates.

5.2           Loan Documents.  This Note constitute a valid and legally binding obligation of Maker and, from and after the date hereof, is valid and legally binding obligations of Maker, enforceable against Maker in accordance with the terms hereof.

5.3           Bankruptcy.  Maker has no intent to (i) file any voluntary petition under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A. ("Bankruptcy Code"), or in any manner to seek any proceeding for relief, protection, reorganization, liquidation, dissolution or similar relief for debtors ("Debtor Proceeding") under any local, state, federal or other insolvency law or laws providing relief for debtors or (ii) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against Holder.

5.4           No Default.  No event, fact or circumstance has occurred or failed to occur which constitutes, or with the lapse or passage of time, giving of notice or both, could constitute a default or "Event of Default" as such term is defined herein.

5.5           Compliance with Laws.  All permits, licenses or other evidences of authority to use and operate Maker’s business as it is presently being operated are current, valid and in full force and effect.

5.6           Legal Proceedings.  There are no actual, pending or threatened suits, judgments, arbitration proceedings, administrative claims, executions, or other legal or equitable actions or proceedings against Maker.

5.7           Further Assurances.  Maker shall execute and deliver to Holder such agreements, instruments, documents, financing statements and other writings as may be requested from time to time by Holder to perfect and to maintain the perfection of Lender's security interest granted herein, and to consummate the transactions contemplated hereby.

5.8           Deed of Trust.  The representations and warranties set forth in the Deed of Trust are incorporated herein by reference.

6.  Miscellaneous.

6.1           Entire Agreement; Successors and Assigns.  This Note, the Deed of Trust, and other documents required by Holder to perfect its interests in and to the Collateral issued hereunder constitute the entire agreement between the Company and Holder relative to the subject matter hereof and thereof.  Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

6.2           Notices.  Any notice required or permitted under this Note shall be given in writing and shall be deemed effective upon personal delivery to the party to be notified or upon deposit with a recognized overnight courier service and addressed to the party at the address set forth below for such party, or at such other address as either party may designate by not less than ten (10) days advance written notice to the other party.

6.3           Binding Effect.  This Note shall bind and inure to the benefit of the parties, their legal representatives, successors and permitted assigns.

7.4           Amendments and Waivers.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Holder hereof.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder of this Note and the Company.

6.5           Assignment. This Note and the Conversion rights hereunder may not be conveyed or assigned by Holder without the written consent of all parties hereto.

6.6           Board Meetings.  Until such time as this Note is converted or paid in full, Jeff Chivers and/or Joe Sorenson, as authorized representative(s) of Holder, will be entitled to notice to members of the Company’s Board of Directors required by the Company’s Bylaws, and to attend, observe, and participate at all Company Board meetings; provided that Holder is not hereby entitled to vote or otherwise bind the Company at such meetings.

6.7           Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to conflicts of law principles.
6.8           Costs and Fees.  The Company agrees to pay Holder’s reasonable costs in collecting and enforcing this Note, including reasonable attorneys’ fees.

6.9           Waiver.  The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

6.10         Attorneys’ Fees.  If any action at law or in equity, including action for injunctive relief, is brought relating to this Note or the breach hereof, the prevailing party in any final judgment or award, or the non-dismissing party in the event of a dismissal without prejudice, shall be entitled to the full amount of all reasonable expenses, including all court costs and reasonable attorneys’ fees paid or incurred.

6.11         Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties have set their hands, as of the date first above written.

HOLDER:	MAKER:

QUANTUM ENERGY	FREEDOM OIL & GAS, INC.
& TECHNOLOGIES, LLC

By:	/s/ Joseph Sorenson	By:	/s/ J. David Gowdy
J. David Gowdy, President /CEO
Title:	Manager

Address:	Address:
5600 S. 151 E., Suite 106	139 E. South Temple, Suite 400
Murray, Utah 84107	Salt Lake City, UT 84111

EXHBIT A

PAYMENT SCHEDULE

Payment Date	Payment Amount
April 1, 2009	$10,136.99
July 1, 2009	$24,931.51
October 1, 2009	$21,893.42
January 1, 2010	$24,931.45
January 31, 2010	$1,008,493.13

EXHIBIT B

WARRANT FOR 9,000,000 SHARES

EXHIBIT C

WARRANT FOR 100,000 SHARES